Exhibit 99.1

For Immediate Release: February 25, 2013

Jennifer Nahas

Vice President, Marketing

Griffin Capital Corporation

jnahas@griffincapital.com

Office Phone: 949-270-9332

Cell Phone: 949-433-6860

Griffin Capital Net Lease REIT has changed its name to:

Griffin Capital Essential Asset REIT

El Segundo, Calif. (February 25, 2013) – Griffin Capital Net Lease REIT, Inc., a publicly-registered, non-traded real estate investment trust (REIT), sponsored by Los Angeles-based Griffin Capital Corporation, is pleased to announce its new name: Griffin Capital Essential Asset REIT, Inc. This change, disclosed in a Form 8-K filed earlier today, was made to more accurately reflect the REIT’s strategy of acquiring properties essential to the tenant’s ongoing business operations.

The Essential Asset REIT’s President, David Rupert said, “We believe we have been categorized as simply a ‘net lease’ REIT and erroneously grouped with other net lease-focused non-traded REITs, including REITs focused on non-essential and therefore fungible retail properties.” Rupert added, “A net lease is a term of art that defines a lease structure, whereas ‘essential assets’ more clearly and specifically defines what we buy in the REIT and what our management has been buying since 1996.”

Key elements of the Essential Asset REIT’s strategic focus include:

1.	100% leased office, industrial and manufacturing properties — the REIT does not buy ‘small box’ retail properties as do many of our competitors;

2.	Assets that are absolutely essential to the ongoing business operations of the tenant – assets the tenant is compelled to occupy regardless of the prevailing economic environment – including global, national or regional headquarters properties, main distribution warehouses, and principal manufacturing facilities;

3.	Properties leased to tenants with strong credit characteristics – approximately 72% of the REIT’s rental revenue is generated or guaranteed by investment grade-rated corporations, including such iconic household names as AT&T, GE, Westinghouse, Traveler’s Insurance, Northrop Grumman, Comcast and Boeing;

4.	Long term leases (the REIT’s current weighted average lease duration is approximately 8.5 years); and

5.	Predominantly triple or absolute net leases in which the tenant pays operating, maintenance, insurance and tax expenses and, in certain instances, capital expenses.

Kevin A. Shields, the Essential Asset REIT’s Chairman and Chief Executive Officer added, “In the nearly two decades our management has acquired business essential assets, it is clear to us this specific asset class is positioned to weather short term market volatility and deliver consistent and stable income to the REIT.” Shields continued, “When you combine the triple net lease structure with an asset base in which the tenant has invested substantial amounts of its own money in “bolt-down” capital improvements, as is the case in a number of the REIT’s properties, the probability for both lease renewal and rental rate growth is substantially enhanced – driving asset appreciation in addition to a competitive risk adjusted return.” Shields concluded, “It is the essential asset strategy that defines and differentiates us, hence, we changed our name to drive the point home.” The REIT’s name change to Griffin Capital Essential Asset REIT, Inc. became effective on February 25, 2013.

About Griffin Capital Essential Asset REIT and Griffin Capital Corporation

Griffin Capital Essential Asset REIT, Inc. is a publicly-registered non-traded REIT with a portfolio that currently includes 16 office and industrial distribution properties totaling approximately 3.5 million rentable square feet and total capitalization in excess of $420 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $16 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed over 17 million square feet of space since 1996. Griffin Capital and its affiliates currently own and manage a portfolio consisting of over 13.4 million square feet of space, located in 28 states and representing approximately $2.3 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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